Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:	For Media Inquiries contact:
Omar Choucair	Aisling Garvey
Chief Financial Officer	FD
DG FastChannel, Inc.	212/850-5613
972/581-2000	Aisling.Garvey@fd.com

DG FASTCHANNEL PRICES PUBLIC OFFERING OF COMMON STOCK

Dallas, Texas – June 3, 2009 – DG FastChannel®, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries,  announced today that it has priced a public offering of 2,500,000 shares of its common stock, at a price of $19.50 per share.  Net proceeds, after underwriting discounts and commissions and expenses, will be approximately $45.8 million.  DG FastChannel has granted the underwriters a thirty (30) day option to purchase up to an additional 375,000 shares to cover over-allotments, if any.  The offering is subject to customary closing conditions and is expected to close on Monday, June 8, 2009.

DG FastChannel intends to use the net proceeds from the sale of securities to repay indebtedness outstanding under its senior credit facility, fund potential acquisitions and for general corporate purposes.

Oppenheimer & Co. Inc. and Roth Capital Partners, LLC are acting as Joint-Bookrunners.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY, 10017, by telephone at (212) 667-8563, by fax at (212) 667-6141 or via email at EquityProspectus@opco.com and Roth Capital Partners, LLC, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (949) 720-7194, or via email at rothecm@roth.com.

-more-

Forward-Looking Statements

This release contains forward-looking statements relating to the Company.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission including the Company’s Registration Statement Form S-3/A filed on March 10, 2009.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  Through its Unicast and Springbox operating units, DG FastChannel is a leading Internet marketing technology company offering online marketing and advertising solutions through a powerful combination of proprietary visualization technology, and a premium rich media advertising platform for the creation, delivery and reporting of premium rich media.

The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.dgfastchannel.com.

###